Exhibit 99.1


FOR IMMEDIATE RELEASE


                      Evans Systems, Inc. Reaches Agreement
                      -------------------------------------
             To Merge with Duke and Long Distributing Company, Inc.
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Bay City, TX--March 3rd 1999--Evans Systems, Inc. (NASDAQ: EVSI) today announced that it has reached agreement in principle to enter into a merger transaction with Duke and Long Distributing Company, Inc. of Paducah, KY. Jefferies & Co. has been retained by the Board of Directors of Evans Systems as financial advisor to the transaction. The terms of the transaction anticipate that the current shareholders of Duke and Long will receive 75% of the stock of the merged entity.

Following consummation of the merger, Randy Long, CEO and President of Duke and Long will become President and Chief Executive Officer of the combined company. The combined company will own and operate 145 convenience stores in Kentucky, Missouri, Alabama, Ohio, Illinois, Kansas, Texas and Louisiana. The combined company will also supply 188 independently operated convenience stores in its combined market area. Evans Systems, Inc. currently operates 26 convenience stores in South Texas and Louisiana and supplies petroleum products to 93 independently operated convenience stores.

J.L. Evans, Sr., Chairman and CEO of Evans Systems, Inc., stated "The proposed combination of Evans Systems and Duke and Long creates a tremendous opportunity for our shareholders and employees. Duke and Long has been aggressive in their acquisition strategy and has completed 8 transactions over the past 20 months, the most recent being a 54 store acquisition. These acquisitions and the proposed merger will position the combined Company to continue with its strategy and become a major force in the convenience store industry."

Randy Long, CEO and President of Duke and Long Distributing Company, Inc., added "Evans Systems gives us a key stronghold in our expansion efforts in the Southwest and Texas. J.L. Evans, Sr. and Evans Systems have built an excellent reputation throughout Texas. I strongly feel that the merger of our business with Evans Systems will enhance our continued efforts at the consolidation of the regional convenience store industry."

The transaction is subject to the signing of a definitive merger agreement, the expiration of applicable waiting periods under The Hart-Scott-Rodino Antitrust Improvement Act, the receipt by Evans Systems of a fairness opinion, the clearance by the Securities and Exchange Commission of proxy materials for a meeting of shareholders of Evans Systems and the approval of the transaction by the shareholders of Evans Systems. Evans Systems' shareholders will also vote to increase the authorized shares from 15 million to 100 million shares. Evans Systems plans to hold a shareholder meeting to vote on both the merger and the increase in authorized shares at the earliest opportunity. Subject to the satisfaction of Nasdaqs' applicable listing requirements, the merged company plans to continue trading on Nasdaq under the symbol "EVSI."


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This  press  release  contains  certain  forward-looking  statements  within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created hereby. Statements in this release that are not strictly historical are "forward looking" statements which are subject to risk and uncertainty. Investors are cautioned that all "forward-looking" statements contained herein may not be reasonable and assumptions could be inaccurate, and should not be construed, considered or assumed as guarantees. The inclusion of such information should not be regarded as a representation or guarantee, by the Company, or any other person, that the objectives and plans, stated herein, will be achieved. Unknown factors could cause actual results to differ as well as other risks detailed in the company's reports filed with the Securities and Exchange Commission, including its 10K and 10Q filings.


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